                                                                       EXHIBIT 1


                                                               EXECUTION VERSION


                            STOCK PURCHASE AGREEMENT


                                 by and between


                           HEWLETT-PACKARD EUROPE B.V.



                                       and


                                   INDIGO N.V.


                                   dated as of


                               September 13, 2000


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                                TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SHARES
                  Section 1.1  SALE AND TRANSFER OF SHARES..........................................2
                  Section 1.2  THE PURCHASE PRICE...................................................2

ARTICLE II THE CLOSING
                  Section 2.1  THE CLOSING..........................................................2
                  Section 2.2  DELIVERIES BY THE COMPANY............................................2
                  Section 2.3  DELIVERIES BY PURCHASER OR SUB.......................................3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  Section 3.1  AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY ACTION.................4
                  Section 3.2  CAPITALIZATION; PURCHASED SHARES.....................................4
                  Section 3.3  ORGANIZATION; QUALIFICATION OF COMPANY...............................6
                  Section 3.4  SUBSIDIARIES AND AFFILIATES..........................................6
                  Section 3.5  CONSENTS AND APPROVALS; NO VIOLATIONS................................6
                  Section 3.6  SEC AND OTHER REPORTS; FINANCIAL STATEMENTS..........................7
                  Section 3.7  NO UNDISCLOSED LIABILITIES...........................................8
                  Section 3.8  ABSENCE OF CERTAIN CHANGES...........................................8
                  Section 3.9  PROPERTY.............................................................8
                  Section 3.10  ENVIRONMENTAL MATTERS...............................................9
                  Section 3.11  PERMITS............................................................10
                  Section 3.12  CONTRACTS AND COMMITMENTS..........................................11
                  Section 3.13  INSURANCE..........................................................11
                  Section 3.14  LITIGATION.........................................................12
                  Section 3.15  COMPLIANCE WITH LAWS...............................................12
                  Section 3.16  TAX MATTERS........................................................12
                  Section 3.17  INTELLECTUAL PROPERTY..............................................13
                  Section 3.18  USE OF PROCEEDS....................................................15
                  Section 3.19  BROKERS OR FINDERS.................................................15
                  Section 3.20  FULL DISCLOSURE....................................................15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  Section 4.1  ORGANIZATION........................................................16
                  Section 4.2  AUTHORIZATION; VALIDITY OF AGREEMENT.  .............................16
                  Section 4.3  CONSENTS AND APPROVALS; NO VIOLATIONS...............................17
                  Section 4.4  INVESTMENT REPRESENTATION...........................................17

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
                  Section 4.5  BROKERS OR FINDERS..................................................17

ARTICLE V COVENANTS
                  Section 5.1  INTERIM OPERATIONS OF THE COMPANY...................................18
                  Section 5.2  ACCESS; CONFIDENTIALITY.............................................19
                  Section 5.3  EFFORTS AND ACTIONS TO CAUSE CLOSING TO OCCUR.......................20
                  Section 5.4  NOTIFICATION OF CERTAIN MATTERS.....................................22
                  Section 5.5  PUBLICITY...........................................................23

ARTICLE VI CONDITIONS
                  Section 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING.........23
                  Section 6.2  CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE CLOSING........24
                  Section 6.3  CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT
                               THE CLOSING.........................................................27

ARTICLE VII TERMINATION
                  Section 7.1  TERMINATION.........................................................28
                  Section 7.2  EFFECT OF TERMINATION...............................................30

ARTICLE VIII DEFINITIONS AND INTERPRETATION
                  Section 8.1  DEFINITIONS.........................................................30
                  Section 8.2  INTERPRETATION......................................................37

ARTICLE IX MISCELLANEOUS
                  Section 9.1 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES................38
                  Section 9.2  FEES AND EXPENSES...................................................38
                  Section 9.3  AMENDMENT AND MODIFICATION..........................................38
                  Section 9.4  NOTICES.............................................................39
                  Section 9.5  COUNTERPARTS........................................................40
                  Section 9.6  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES......................40
                  Section 9.7  SEVERABILITY........................................................40
                  Section 9.8  GOVERNING LAW.......................................................40
                  Section 9.9  ENFORCEMENT; VENUE..................................................40
                  Section 9.10  TIME OF ESSENCE....................................................41
                  Section 9.11  EXTENSION; WAIVER..................................................41
                  Section 9.12  ELECTION OF REMEDIES...............................................41
                  Section 9.13  ASSIGNMENT.........................................................41


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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated as of September 13, 2000 (this "AGREEMENT"), by and among Hewlett-Packard Europe B.V., a corporation organized under the laws of The Netherlands ("PURCHASER"), and Indigo N.V., a corporation organized under the laws of The Netherlands ("COMPANY"). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article VIII.

                  WHEREAS, Purchaser intends to form a subsidiary ("SUB") to purchase from the Company, and Company wishes to issue and sell to Purchaser or Sub (the "STOCK PURCHASE") 14,814,814 newly issued shares (the "PURCHASED SHARES") of the Company's Common Shares, par value NLG 0.04 per share ("COMMON SHARES"), on the terms and subject to the conditions set forth herein; and

                  WHEREAS, concurrently with the execution of the Agreement, Eagle, a Delaware corporation and the indirect parent of Purchaser ("PARENT"), and the Company propose to enter into the OEM Agreement and the Jericho Co-development Agreement; and

                  WHEREAS, concurrently with the execution of this Agreement, the Company, Parent, Purchaser and certain other shareholders of the Company have entered into a shareholders' agreement that shall become effective upon the Closing; and

                  WHEREAS, each of the Supervisory Board of Purchaser and the Combined Board and the Supervisory Board of the Company has approved, and deems it advisable and in the best interests of the respective shareholders of Purchaser and the Company to consummate the Stock Purchase on the terms and subject to the conditions set forth herein; and

                  WHEREAS, each of the Combined Meeting and the Supervisory Board of the Company has resolved to issue the Purchased Shares on the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
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                           PURCHASE AND SALE OF SHARES

                  Section 1.1 SALE AND TRANSFER OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing the Company shall issue and sell to Purchaser or Sub, and Purchaser or Sub shall purchase from the Company, the Purchased Shares, free and clear of all Encumbrances, except for any Encumbrance arising under the Securities Act or any other applicable securities laws.

                  Section 1.2 THE PURCHASE PRICE. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser or Sub of the Purchased Shares, Purchaser shall, or shall cause Sub to, pay to the Company $99,999,994.50 in cash (the "PURCHASE PRICE").

                                   ARTICLE II

                                   THE CLOSING

                  Section 2.1 THE CLOSING. The sale and transfer of the Purchased Shares by the Company to Purchaser or Sub shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Embarcadero Center, Suite 3800, San Francisco, California, at 10:00 a.m., Pacific time, three Business Days following the satisfaction and/or waiver of all conditions to close set forth in Article VI (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing) unless another date or place is agreed in writing by each of the parties hereto.

                  Section 2.2 DELIVERIES BY THE COMPANY. At the Closing, the Company shall deliver or cause to be delivered to Purchaser or Sub, at Purchaser's request:

                           (a)      a certificate or certificates representing
the Purchased Shares, issued in the name of Purchaser or such assignees as are permitted by Section 9.13;

                           (b)      a copy of documentation reflecting the
issuance of the Purchased Shares;


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                           (c)      a deed of issue in respect of the Purchased
Shares, executed by the Company;

                           (d)      the Registration Rights Agreement, duly
executed by the Company;

                           (e)      the Warrants, duly executed by the Company;

                           (f)      the opinions of counsel referred to in
Section 6.2(b);

                           (g)      the Officers' Certificate referred to in
Section 6.2(c); and (h) all other previously undelivered documents required to be delivered by the Company to Purchaser at or prior to the Closing in connection with the Transactions.

                  Section 2.3 DELIVERIES BY PURCHASER OR SUB. At the Closing, Purchaser or Sub shall deliver or cause to be delivered to the Company:

                           (a)      payment of the Purchase Price by wire
transfer of immediately available funds to an account designated by the Company in writing at least two Business Days prior to the Closing Date; and

                           (b)      such other documents as are required to be
delivered by Purchaser to the Company.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as specifically set forth in the Disclosure Schedule prepared by the Company and delivered to Purchaser simultaneously with the execution hereof, the Company makes the following representations and warranties. In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Schedule (excluding exceptions expressly set forth in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.


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                  Section 3.1 AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY
ACTION. The Company has full corporate power and authority to execute and deliver this Agreement, and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions have been duly authorized by the Combined Meeting and the Supervisory Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. No vote of, or consent by, the holders of any class or series of capital stock or Voting Debt issued by the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Purchaser, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                  Section 3.2 CAPITALIZATION; PURCHASED SHARES. (a) The authorized capital stock of the Company consists of 240,000,000 Common Shares and 26,950,000 shares of preferred stock, par value NLG 0.04 per share ("PREFERRED SHARES"). As of the date hereof, (i) 79,274,724 Common Shares are issued and outstanding, (ii) no Shares are issued and held in the treasury of the Company, (iii) 7,046,392 Preferred Shares are designated as Series A Convertible Preferred Shares, of which 6,758,637 shares are issued and outstanding, (iv) 2,882,241 Preferred Shares are designated as Series B Convertible Preferred Shares, none of which are currently issued and outstanding, (v) 3,853,333 Preferred Shares are designated as Series C Convertible Preferred Shares, none of which are currently issued and outstanding, and (vi) 3,515,680 Preferred Shares are designated as Series D Convertible Preferred Shares, none of which are currently issued and outstanding, (vii) 16,551,376 Common Shares are reserved for issuance upon exercise of Company Options under the Company's stock option plan, (viii) 2,900,000 Common Shares are reserved for issuance upon exercise of rights under the Company's Employee Share Purchase Plan, (ix) there are outstanding warrants designated 'Series A warrants' representing the right to purchase 3,918,000 Common Shares, (x) there are outstanding warrants designated 'Series C warrants' representing the right to


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purchase 1,926,677 Common Shares, (xi) there are warrants designated 'Series D warrants,' none of which are outstanding, and (xii) there are outstanding warrants designated 'Litigation Settlement Warrants' representing the right to purchase 2,000,000 Common Shares. All of the outstanding shares of the Company's capital stock are, and all Common Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There is no Voting Debt of the Company or any Company Subsidiary issued and outstanding. Except as set forth above and except for the Transactions, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity or debt interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares, or other capital stock of the Company, or any Company Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

                           (b)      There are no voting trusts or other
agreements or understandings to which any Shareholder (to the Knowledge of the Company), the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

                           (c)      The Purchased Shares, when issued in
accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable and free and clear of any Encumbrances (except for (i) those expressly set forth in this Agreement or the Shareholders' Agreement and applicable U.S. Federal, state or other securities laws and regulations and (ii) any Encumbrances created by Purchaser or its permitted assignees). The issuance, sale and delivery of the Purchased Shares as contemplated by this Agreement are not subject to any preemptive right or right of first refusal that has not been validly waived or excluded in writing. Upon such


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issuance, Purchaser will acquire good and marketable title to each of the
Purchased Shares, free and clear of any Encumbrance, and will be entitled to all the rights and benefits of a holder of such securities, subject to the exceptions set forth in clauses (i) and (ii) above.

                  Section 3.3 ORGANIZATION; QUALIFICATION OF COMPANY. The Company (i) is a corporation duly organized and validly existing under the laws of The Netherlands; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified, license or in good standing would not, individually or in the aggre gate, have a Material Adverse Effect on the Company. The Company has heretofore delivered to Purchaser complete and correct copies, translated into English, of its articles of association as presently in effect.

                  Section 3.4 SUBSIDIARIES AND AFFILIATES. The Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Company Subsidiary and the jurisdictions in which each Company Subsid iary is qualified to do business. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity. All the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all Encumbrances and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable. Each Company Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified, license or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Purchaser complete and correct copies of the certificate of incorporation and by-laws or similar organizational documents of each Company Subsidiary, as presently in effect.

                  Section 3.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filings, permits, authorizations, consents and approvals as may be required under,


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and other applicable requirements of, the Exchange Act, the securities laws of any jurisdiction, the HSR Act or the laws regulating mergers or competition in any jurisdiction, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any of the Transactions or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any Company Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Company or any Company Subsidiary is a party), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Agreement, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries. No anti-takeover law of any jurisdiction is applicable to the Transac tions.

                  Section 3.6 SEC AND OTHER REPORTS; FINANCIAL STATEMENTS. The Company has filed with the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1998, under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "SEC DOCUMENTS"). The Company has complied with the reporting, disclosure or approval requirements of all other laws, rules and regulations of each other Governmental Entity or entity regulating the issuance or exchange of securities applicable to or required to be complied with in respect of the issuance, sale, distribution or exchange of capital stock of the Company. As of their respective dates, or if amended, as of the date of the last such amendment, the SEC Documents, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.


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Each of the consolidated financial statements included in the SEC Documents (the
"FINANCIAL STATEMENTS") (i) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be permitted by the rules of the SEC or indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and (iv) fairly presents the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

                  Section 3.7 NO UNDISCLOSED LIABILITIES. Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date pursuant to the terms of this Agreement, neither the Company nor any Company Subsidiary has any liability or obligation of any nature, whether or not accrued, contingent or otherwise, that has, or would be reasonably likely to have, a Material Adverse Effect on the Company. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

                  Section 3.8 ABSENCE OF CERTAIN CHANGES. Except as (a) disclosed in the Financial Statements or (b) expressly required by this Agreement, since the Balance Sheet Date, (i) no event that would result in a Company Material Adverse Effect has occurred and (ii) the Company has not taken action that, if taken after the date hereof, would constitute a violation of Sections 5.1(a) through (f).

                  Section 3.9 PROPERTY. The Properties owned or leased by the Company and its Subsidiaries are sufficient to conduct the business of the Company as currently conducted in all material respects, and the material items of personal Properties related thereto are in adequate operating condition and repair, normal wear and tear excepted. The Company and its Subsidiaries have good and marketable title to all of their respective assets and Properties, in each case free and clear of any Encumbrance, except (i) liens for Taxes not yet due or payable or which are being contested in good faith and are not material,
(ii) mechanics, and materialmen's liens arising in the ordinary course of business and not yet due or delinquent or which are


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being contested in good faith, and (iii) Encumbrances which individually or in the aggregate, do not have a Material Adverse Effect on the Company.

                  Section 3.10  ENVIRONMENTAL MATTERS.

                           (a)      Each of the Company and the Company
Subsidiaries is in full compliance with all Environmental Laws. Such compliance includes, but is not limited to, the possession by the Company and each of the Company Subsidiaries of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. Each permit and other governmental authorization currently held by the Company and each of the Company Subsidiaries pursuant to the Environmental Laws is specifically identified in the Disclosure Schedule.

                           (b)      Neither the Company nor any Company
Subsidiary has received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any Company Subsidiary is not in full compliance with any Environmental Laws, and there are no circumstances that may prevent or interfere with such full compliance in the future. The Company has delivered to Purchaser prior to the execution of this Agreement all information that is in the possession of or reasonably available to the Company or any Company Subsidiary regarding environmental matters pertaining to, or the environmental condition of, the businesses of the Company and the Company Subsidiaries or the compliance (or non-compliance) by the Company or any Company Subsidiary with any Environmental Laws.

                           (c)      There is no Environmental Claim by any
Person that is pending or threatened against the Company or any Company Subsidiary, or against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

                           (d)      There are no past or present actions,
activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against the Company or any Company Subsidiary or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.


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                           (e)      Without in any way limiting the generality
of the foregoing, (i) all on-site and off-site locations where the Company or any Company Subsidiary has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are specifically identified in the Disclosure Schedule, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or controlled by the Company or any Company Subsidiary are specifically identified in the Disclosure Schedule, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by the Company or any Company Subsidiary and (iv) no PCBs or PCB-containing items are used or stored at any property owned, leased, operated or controlled by the Company or any Company Subsidiary.

                           (f)      The Company has provided to Purchaser a
copy of each assessment, report, datum, result of investigations or audit, and other information that is in the possession of or reasonably available to the Company or any Company Subsidiary regarding environmental matters pertaining to or the environmental condition of the Company or the compliance (or noncompliance) by the Company or any Company Subsidiary with any Environmental Laws.

                           (g)      None of the Company nor any Company
Subsidiary is subject to any Environmental Laws requiring (i) the performance of site assessment for Materials of Environmental Concern, (ii) the removal or remediation of Materials of Environmental Concern, (iii) the giving of notice to, or receiving the approval of, any Governmental Entity or (iv) the recording or delivery to any other Person of any disclosure document or statement pertaining to environmental matters by virtue of the Transactions or as a condition to the effectiveness of any of the Transactions.

                  Section 3.11 PERMITS. Each of the Company and its Subsidiaries possesses all permits necessary for the ownership of its assets and Properties, except for permits, the failure of which to so possess would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All such permits are valid and in full force and effect in all material respects. There is no action, proceeding, inquiry or investigation pending or, to the Knowledge of the Company, threatened for or contemplating the suspension, cancellation, revocation or nonrenewal of any such permit, and to the Knowledge of the Company there is no existing fact or circumstance which (with or without notice or lapse of time or both) is reasonably likely to result in the suspension, limitation, cancellation, revocation or nonrenewal


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of any such permit or any limitation of any such permit which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any Governmental Entity that the consumma tion of the Transactions will result in the suspension, cancellation, revocation or nonrenewal of any such Permit.

                  Section 3.12  CONTRACTS AND COMMITMENTS.

                           (a)      Neither the Company nor any Company
Subsidiary has any agreements, contracts, commitments or restrictions which are material to its business, operations or prospects and are not disclosed in the SEC Documents.

                           (b)      Neither the Company nor any Company
Subsidiary is in default under or in violation of, nor is there any valid basis for any claim of default under or violation of, any contract, commitment or restriction to which it is a party or by which it is bound, except for such defaults or violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

                           (c)      Neither the Company nor any Company
Subsidiary is restricted by agreement from carrying on its business anywhere in the world.

                           (d)      Neither the Company nor any Company
Subsidiary has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

                  Section 3.13 INSURANCE. The Company and its Subsidiaries have such liability, property and casualty, and workers compensation insurance policies and coverage with respect to their respective business as are generally carried by simi larly situated companies, and to the Knowledge of the Company such insurance policies provide coverage in amounts and upon terms that are reasonable and adequate for Persons having similar businesses, operations, Properties and locales as those of the Company and its Subsidiaries. All insurance policies referred to in this Section are valid and binding in accordance with their terms except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar law affecting creditors' rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and are in full force and effect.

                  Section 3.14 LITIGATION. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving the Company or any Company Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions. To the Knowledge of the Company there is no valid basis for any such action, proceeding or investigation. Neither the Company nor any Company Subsidiary is subject to any judgment, order or decree which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

                  Section 3.15 COMPLIANCE WITH LAWS. The Company and the Company Subsidiaries have complied in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all national, state or provincial and local governments (whether or not in the United States) and agencies thereof that affect the business, properties or assets of the Company or any Company Subsidiary, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing.

                  Section 3.16  TAX MATTERS.

                           (a)      Each of the Company and its Subsidiaries has
timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. All such Tax Returns and amendments thereto are, or will be before the Closing Date, true, complete and correct in all material respects.

                           (b)      Each of the Company and its Subsidiaries has
paid (or has had paid on its behalf), or has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, adequate reserves in accordance with generally accepted accounting principles on the balance sheets that are included in the SEC Documents for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing Date.

                           (c)      (i) No Audit by a Tax Authority is pending
or threatened with respect to any material Taxes due from the Company or any of its Subsidiaries, (ii) there are no outstanding waivers extending the statutory period of limitation relating to the payment of material Taxes due from the Company or any of its Subsidiaries for any taxable period ending prior to the Closing Date which are expected to be outstanding as of the Closing Date, and
(iii) no issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited.

                           (d)      No deficiency or adjustment for any Taxes
has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved or paid or for which an adequate accrual has not been established in accordance with generally accepted accounting principles which would reasonably be expected to have a Material Adverse Effect on the Company. There are no Encumbrances for Taxes upon the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable and for which adequate accruals have been established in accordance with generally accepted accounting principles.

                           (e)      All Tax sharing agreements, Tax indemnity
agreements and similar agreements to which the Company or any of its Subsidiaries is a party are disclosed in SEC Documents.

                  Section 3.17  INTELLECTUAL PROPERTY.

                           (a)      The Disclosure Schedule sets forth a true
and complete list of (i) all patents, trademark registrations and applications, service mark registrations and applications, Computer Software, Copyright registrations and applications, material unregistered trademarks, service marks, and Copyrights, and Internet domain names used or held for use in connection with the business of the Company or any Company Subsidiary, and (ii) all patent applications in respect of the Tiger Core Technology, together with all licenses related to the foregoing, whether the Company or any Company Subsidiary is the licensee or licensor thereunder.

                           (b)      The Company or the Company Subsidiaries are
the sole and exclusive owners or valid licensees of all Company Intellectual Property, free and clear of all Encumbrances.

                           (c)      To the Knowledge of the Company, all
patents, registrations and applications for Intellectual Property that are owned by the Company or any Company Subsidiary and that are used in and are material to the conduct of the businesses of the Company or the Company Subsidiaries as currently conducted (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no patent, registration or application therefor is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction.

                           (d)      Each of the Company and the Company
Subsidiaries owns or has the valid right to use all of the Intellectual Property used by it or held for use by it in connection with its business. To the Knowledge of the Company, there are no conflicts with or infringements of any Company Intellectual Property by any third party. The conduct of the businesses of the Company and the Company Subsidiaries as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (i) alleging any such conflict or infringement with any third party's proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

                           (e)      The Computer Software used by the Company or
any Company Subsidiary in the conduct of their businesses either (i) was developed by employees of the Company or such Company Subsidiary within the scope of their employment, (ii) was developed on behalf of the Company or any Company Subsidiary by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in the Company or such Company Subsidiary, as the case may be, pursuant to written agreements, (iii) was licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and of which neither the Company nor any Company Subsidiary is in material breach, or (iv) is standard, off-the-shelf commercial software subject to a customary 'shrink-wrap' or 'click-wrap' license.

                           (f)      All consents, filings, and authorizations by
or with Governmental Entities or third parties necessary to the extent therefor with respect to the consummation of the Transactions, as they may affect the Company Intellectual Property, have been obtained.

                           (g)      Neither the Company nor any Company
Subsidiary has entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Company Intellectual Property or, to the Knowledge of the Company, any Intellectual Property licensed by the Company or any Company Subsidiary, or the Intellectual Property of any third party, except as contained in any license agreements listed in the Disclosure Schedule.

                           (h)      Neither the Company nor any Company
Subsidiary is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

                  Section 3.18 USE OF PROCEEDS. The Company intends to use the proceeds from the sale of the Purchased Shares hereunder as follows: approximately $25 million for research and development work in respect of the joint development project set forth in the Jericho Co-development Agreement in accordance therewith; approximately $20 million to redeem or otherwise in connection with the conversion of the Company's outstanding Series A Preferred Stock; approximately $20 million to repay amounts borrowed by the Company from the Office of the Chief Scientist of the government of the State of Israel; and the remaining amounts in accordance with Schedule 3.18; PROVIDED that there is no assurance that the Company will use such proceeds as set forth above.

                  Section 3.19 BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions except for Gleacher & Co. LLC and Lehman Brothers, whose respec tivefees will be paid by the Company.

                  Section 3.20 FULL DISCLOSURE. The Company has not failed to disclose to Purchaser any facts material to the business, results of operations, assets, liabilities or financial condition of the Company or the Company Subsidiaries. No representation or warranty by the Company contained in this Agreement and no statement contained in any document (including financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by the Company to Purchaser or any of its representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrant to the Company that:

                  Section 4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing under the laws of The Netherlands and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Purchaser's ability to consummate the Transactions.

                  Section 4.2 AUTHORIZATION; VALIDITY OF AGREEMENT. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consum mate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the Supervisory Board of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                  Section 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the securities laws of any jurisdiction, the HSR Act or the laws regulating mergers or competition in any jurisdiction, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Purchaser's ability to consummate the Transactions.

                  Section 4.4 INVESTMENT REPRESENTATION. Purchaser is acquiring, or will cause Sub to acquire, the Shares and the Warrants for investment for Purchaser's or Sub's own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

                  Section 4.5 BROKERS OR FINDERS. Neither Purchaser nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

                                    ARTICLE V

                                    COVENANTS

                  Section 5.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, after the date hereof and prior to the Closing Date, except (i) as expressly provided in this Agreement, (ii) as set forth in the Disclosure Schedule, or (iii) as may be agreed in writing by Purchaser:

                           (a)      the business of the Company and the Company
Subsidiaries shall be conducted in the same manner as heretofore conducted and only in the ordinary course, and the Company shall use its commercially reasonable efforts to preserve the business organization of the Company and each Company Subsidiary intact, keep available the services of the current officers and employees of the Company and the Company Subsidiaries and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with the Company or the Company Subsidiaries, to the end that the goodwill and ongoing business of the Company and the Company Subsidiaries shall be unimpaired at the Closing Date. Neither the Company nor any Company Subsidiary shall institute any new methods of manufacture, purchase, sale, lease, management, accounting or operation or engage in any transaction or activity other than minor changes in the ordinary course of business and consistent with past practice;

                           (b)      neither the Company nor any Company
Subsidiary shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Company Options outstanding on the date hereof or under the Company's Employee Share Purchase Plan, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

                           (c)      neither the Company nor any Company
Subsidiary shall lease, license, mortgage, pledge or encumber any assets other than in the ordinary and usual course of business and consistent with the past practice or transfer, sell or dispose of any assets other than in the ordinary and usual course of business and consistent with past practice or dispose of or permit to lapse any rights to any Intellectual Property;

                           (d)      neither the Company nor any of the Company
Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

                           (e)      neither the Company nor any of the Company
Subsidiaries shall take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VI not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company, Purchaser or the holders of Common Shares to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

                           (f)      neither the Company nor any of the Company
Subsidiaries shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

                  Section 5.2  ACCESS; CONFIDENTIALITY.

                           (a)      Between the date of this Agreement and the
Closing, the Company shall furnish Purchaser with such information as Purchaser may from time to time reasonably request.

                           (b)      The provisions of the Confidentiality
Agreement shall remain binding and in full force and effect until the termination thereof in accordance with the termination provision set forth therein, except that the Confidentiality Agreement shall not apply to any documents prepared in connection with or proceeding before or filed with, or other disclosure made to, a court, arbitration tribunal or mediation service in order to enforce the Company's or Purchaser's rights arising in connection with the termination of this Agreement pursuant to Section 7.2. The information contained herein, in the Disclosure Schedule or delivered to the Company or Purchaser or their respective authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement as Information (as defined and subject to the exceptions contained therein) until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference. Except as otherwise provided herein, each of the Company and the Purchaser shall, and shall cause consultants, advisors and representatives of itself and each of its respective Subsidiaries to, treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law) the terms of this Agreement and all nonpublic, confidential or proprietary information concerning the other party providing the Information, and each of the Company and the Purchaser shall not, and shall cause consultants, advisors and representatives of itself and each of its respective Subsidiaries not to, after the date hereof, use such Information to the detriment of the other party providing the Information.

                  Section 5.3  EFFORTS AND ACTIONS TO CAUSE CLOSING TO OCCUR.

                           (a)      Prior to the Closing, upon the terms and
subject to the conditions of this Agreement, Purchaser and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental
Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

                           (b)      Prior to the Closing, each party shall
promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions; PROVIDED, that neither party shall be required to provide the other with copies of any filings made by it or other documents submitted to a Governmental Entity pursuant to the HSR Act. Each party hereto shall promptly provide the other parties with copies of any communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall use its commercially reasonable efforts to effect such transfers, amendments or modifications.

                           (c)      In addition to and without limiting the
agreements of the parties contained above, the Company and Purchaser shall

                                    (i)      within five days hereof, or as soon
         thereafter as practicable, take all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act or the laws regulating mergers or competition in any jurisdiction,

                                    (ii)     comply at the earliest practicable
         date with any request for additional information or documentary material received by the Company, Purchaser or any of their Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any state Attorney General or other Governmental Entity in connection with antitrust matters,

                                    (iii)    cooperate with each other in
         connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC, DOJ, any state Attorney General or any other Governmental Entity;

                                    (iv)     use all reasonable commercial
         efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law, and

                                    (v)      advise the other parties promptly
         of any material communication received by such party from the FTC, DOJ, any state Attorney General or any other Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state Attorney General or any other Governmental Entity in connection with the Transactions.

Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Purchaser shall each request early termination of the HSR Act waiting period.

                           (d)      Notwithstanding the foregoing or any other
covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any of the Company Subsidiaries shall be entitled or required to divest or hold separate or otherwise take or commit to take any action that limits Purchaser's freedom of action with respect to the Company or any of the Company Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any of the Company Subsidiaries, without Purchaser's prior written consent.

                           (e)      Notwithstanding the foregoing or any other
covenant herein contained, nothing in this Agreement shall be deemed to require Purchaser (i) to divest or hold separate any assets or agree to limit its future activities, method or place of doing business, (ii) to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or (iii) to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions.

                  Section 5.4  NOTIFICATION OF CERTAIN MATTERS.

                           (a)      From time to time prior to the Closing,
the Company shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement to or amendment of the Disclosure Schedule made after the execution hereof by Purchaser pursuant to this section or otherwise shall be deemed to cure any breach of any representation of or warranty made pursuant to this Agreement.

                           (b)      The Company shall give notice to Purchaser
promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VI to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of the Company or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED that (x) the delivery of any notice pursuant to this Subsection shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (y) the failure to give such notice shall not be required from and after the time the party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

                           (c)      The Company shall deliver to Purchaser
copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the Taxes due from or with respect to the Company or any Company Subsidiary and (ii) any closing agreements entered into by the Company or any Company Subsidiary with any taxing authority, which come into the possession of the Company after the date hereof.

                  Section 5.5 PUBLICITY. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable in all respects, including timing of release, to Purchaser and the Company. Thereafter, until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article VII, neither the Company, Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

                                   ARTICLE VI

                                   CONDITIONS

                  Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING. The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

                           (a)      STATUTES; COURT ORDERS. No statute, rule or
 regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing;

                           (b)      HSR AND OTHER MERGER APPROVALS. The
applicable waiting period under the HSR Act shall have expired or been terminated. Any other approval or waiting or notice period applicable to the Transactions under any other law regulating mergers or competition shall have been obtained, terminated or waived.

                  Section 6.2 CONDITIONS TO OBLIGATIONS OF PURCHASER TO EFFECT THE CLOSING. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                           (a)      GOVERNMENT ACTION. There shall not be
threatened or pending any suit, action or proceeding by any Governmental Entity

                                    (i)     seeking to compel Parent or the
         Company or any of their Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries or any business or assets of Parent;

                                    (ii)    seeking to restrain or prohibit the
         consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from the Company or Parent any damages that are material in relation to the Company or the Company Subsidiaries,

                                    (iii)   seeking to impose material
         limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Purchased Shares, including the right to vote the Purchased Shares,

                                    (iv)    seeking to require the Parent or the
         Company or any of their Subsidiaries to divest or hold separate or otherwise take or commit to take any action that limits Parent's freedom of action with respect to the Company or any of the Company Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Parent or the Company or any of their Subsidiaries, or

                                    (v)     which otherwise is reasonably likely
         to have a Material Adverse Affect on Parent or the Company,

and there shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Transactions, or any other action shall be taken by any Governmental Entity, other than the application to the Transactions of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) above;

                           (b)      OPINION OF COMPANY COUNSEL. The Company
shall have delivered to Purchaser at the Closing an opinion of Gibson, Dunn & Crutcher LLP, U.S. counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, to the effect set forth in
SCHEDULE 6.2(b)(i). The Company shall have delivered to Purchaser at the Closing an opinion of Houthoff Buruma, Dutch counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, to the effect set forth in SCHEDULE 6.2(b)(ii).

                           (c)      CERTIFICATE OF COMPANY OFFICERS. The Company
shall have delivered to Purchaser at the Closing a certificate signed by the chief executive officer of the Company and by the chief financial officer of the Company, dated the Closing Date, in form and substance satisfactory to Purchaser, (i) certifying the fulfillment as of the Closing Date of the conditions set forth in Sections 6.2(f) and 6.2(h) and (ii) certifying that the Company has performed all obligations required under this Agreement to be performed by it at or prior to the Closing.

                           (d)      CONSENTS OBTAINED. All material consents of
any Person necessary to the consummation of the Closing and the other Transactions, including consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local shall have been obtained, and a copy of each such consent shall have been provided to Purchaser at or prior to the Closing.

                           (e)      MATERIAL ADVERSE EFFECT. There shall not
have occurred any event that would have a Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Effect) on the Company;

                           (f)      REPRESENTATIONS AND WARRANTIES. All of the
representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date;

                           (g)      COMPANY BREACH. The Company shall not have
failed to perform in any material respect any material obligation or to comply in any material respect with any covenant of the Company to be performed or complied with by it under this Agreement;

                           (h)      APPOINTMENT OF DIRECTORS. If requested by
Purchaser, the designee of Purchaser shall have been duly elected or appointed as a member of the Supervisory Board of the Company pursuant to the Shareholders' Agreement.

                           (i)      SHAREHOLDERS' AGREEMENT. The Shareholders'
Agreement shall have become effective.

                           (j)      OEM AGREEMENT AND JERICHO CO-DEVELOPMENT
AGREEMENT. The OEM Agreement and the Jericho Co-development Agreement shall be in effect;

                           (k)      REGISTRATION RIGHTS AGREEMENT. Purchaser and
the Company shall have duly executed and delivered the Registration Rights Agreement;

                           (l)      WARRANTS. The Company shall have duly
executed and delivered the Warrants;

                           (m)      SERIES A PREFERRED STOCK. If the Company's
Series A Convertible Preferred Stock has been redeemed or converted, the terms and conditions of such conversion shall have been satisfactory to Purchaser in its sole discretion; and

                           (n)      TERMINATION. The Transactions shall not have
been terminated or abandoned in accordance with the terms of this Agreement.

The foregoing conditions are for the sole benefit of Purchaser, may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                  Section 6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE CLOSING. The obligations of the Company to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                           (a)      GOVERNMENT ACTION. There shall not be
threatened or pending any suit, action or proceeding by any Governmental Entity

                                    (i)      seeking to compel Purchaser or any
         of its Subsidiaries or Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries or Affiliates,

                                    (ii)     seeking to restrain or prohibit the
         consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from the Company any damages that are material in relation to Purchaser or its Subsidiaries, or

                                    (iii)    seeking to require Purchaser or the
         Company or any of their Subsidiaries to divest or hold separate or otherwise take or commit to take any action that limits the Company's freedom of action with respect to Purchaser or any of Purchaser's Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of Purchaser or the Company or any of their Subsidiaries, and there shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Transactions, or any other action shall be taken by any Governmental Entity, other than the application to the Transactions of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iii) above;

                           (b)      OPINION OF PURCHASER'S COUNSEL. Purchaser
shall have delivered to the Company at the Closing an opinion of counsel to Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect set forth in SCHEDULE 6.3(b).

                           (c)      REPRESENTATIONS AND WARRANTIES. All of the
representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date;

                           (d)      PURCHASER BREACH. Purchaser shall not have
failed to perform in any material respect any material covenant of Purchaser to be performed or complied with by it under this Agreement;

                           (e)      SHAREHOLDERS' AGREEMENT. The Shareholders'
Agreement shall have become effective;

                           (f)      OEM AGREEMENT AND JERICHO CO-DEVELOPMENT
AGREEMENT. The OEM Agreement and the Jericho Co-development Agreement shall be in effect; and

                           (g)      TERMINATION. The Transactions shall not have
been terminated or abandoned in accordance with the terms of this Agreement.

The foregoing conditions are for the sole benefit of the Company, may be waived by the Company, in whole or in part, at any time and from time to time in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


                                   ARTICLE VII

                                   TERMINATION

                  Section 7.1 TERMINATION. The Transactions may be terminated or abandoned at any time prior to the Closing Date:

                           (a)      By the mutual written consent of Purchaser
and the Company;

                           (b)      By Purchaser if any Governmental Entity
shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acquisition by Purchaser of the Purchased Shares and such order, decree, ruling or other action shall have become final and non-appealable.

                           (c)      By the Company:

                                    (i)      if Purchaser shall have breached in
         any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to Purchaser specifying such breach; or

                                    (ii)     on or after June 30, 2001, if the
         Company or Purchaser shall have received a request for additional information or documentary material from any Governmental Entity with respect to any of the Transactions in respect of the HSR Act, or otherwise December 31, 2000, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by the Company.

                           (d)      By Purchaser:

                                    (i)      if the Company shall have breached
         any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Article VI; or

                                    (ii)     on or after June 30, 2001, if the
         Company or Purchaser shall have received a request for additional information or documentary material from any Governmental Entity with respect to any of the Transactions in respect of the HSR Act, or otherwise December 31, 2000, if the Closing shall not have theretofore occurred and if the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by Purchaser.

                  Section 7.2 EFFECT OF TERMINATION. In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of Purchaser or the Company except (a) for fraud or for breach of this Agreement prior to such termination or abandonment of the Transactions and (b) as set forth in Section 9.1.

                                  ARTICLE VIII

                         DEFINITIONS AND INTERPRETATION

                  Section 8.1 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

                  "Acquisition Warrant" means the Acquisition Warrant granted by the Company to Purchaser in the form of Exhibit B.

                  "Affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

                  "Agreement" or "this Agreement" means this Stock Purchase Agreement, together with the Exhibits, Schedules and Appendices hereto and the Disclo sure Schedule.

                  "Associate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

                  "Balance Sheet" means the most recent audited balance sheet of the Company and its consolidated subsidiaries included in the Financial Statements.

                  "Balance Sheet Date" means the date of the Balance Sheet.

                  "Closing" means the closing referred to in Section 2.1.

                  "Closing Date" means the date on which the Closing occurs.

                  "Code" means the U.S. Internal Revenue Code of 1986.

                  "Combined Meeting" means the Combined Meeting of the Company.

                  "Common Shares" means common shares, par value NLG 0.04, issued by the Company.

                  "Company" means Indigo N.V., a corporation organized under the laws of The Netherlands.

                  "Company Agreement" means any Indebtedness in the principal amount of $10,000,000 or more or which requires total payments equal to or in excess of such sum, any Lease, lease of personal property calling for annual payments in excess of $1,000,000 per annum, any material license, other material contract, or agreement or other material instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

                  "Company Intellectual Property" means all Intellectual Property that is currently used in the business of the Company or any Company Subsidiary or that is necessary to conduct the business of the Company or the Company Subsidiaries as presently conducted or, in respect of the Tiger Core Technology, as currently proposed to be conducted.

                  "Company Options" means options granted by the Company to purchase Common Shares.

                  "Company Subsidiary" means each Person which is a Subsidiary of the Company.

                  "Computer Software" means computer software programs, databases and all documentation related thereto.

                  "Confidentiality Agreement" means a letter agreement dated March 7, 2000 between the Company and Parent.

                  "Copyrights" means U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

                  "Disclosure Schedule" means the disclosure schedule of even date herewith prepared and signed by the Company and delivered to Purchaser simultaneously with the execution hereof.

                  "DOJ" means the Antitrust Division of the United States Department of Justice.

                  "Encumbrances" means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer, including restrictions imposed by any Governmental Entity, any of any nature whatsoever.

                  "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "Environmental Law" means each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

                  "Exchange Act" means the Securities Exchange Act of 1934.

                  "Financial Statements" has the meaning set forth in Section
3.6.

                  "FTC" means the U.S. Federal Trade Commission.

                  "GAAP" means United States generally accepted accounting principles.

                  "Governmental Entity" means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  "Indebtedness" means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

                  "Intellectual Property" means all of the following:
Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

                  "Jericho Co-development Agreement" means the Jericho Co-development Agreement dated the date hereof between Parent and the Company.

                  "Knowledge of the Company" concerning a particular subject, area or aspect of the Company's business or affairs means the actual knowledge of each of Benzion Landa, Alon Bar-Shany, Rafi Maor, Dan S. Chill, Mimi Sela and Myles Wolfson and the directors of the Company and knowledge of such Person of facts and circumstances the knowledge of which would cause a reasonable person to further inquire or investigate and more likely than not acquire actual knowledge.

                   "Lease" means each lease pursuant to which the Company or any Company Subsidiary leases any real or personal property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $10,000 per annum).

                  "Licenses" means all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

                  "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the (a) business, assets, liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, (b) ability of such Person to conduct business in the manner in which such Person currently conducts business, and (c) the ability of such Person to consummate the Transactions; provided, however, a Material Adverse Effect shall not include events which affect the U.S. commercial industry in general or the printing technology sector.

                  "Materials of Environmental Concern" means chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.

                  "NLG" means the national currency of The Netherlands.

                  "New Securities" has the meaning set forth in Section 5.8.

                  "OEM Agreement" means the OEM Agreement dated the date hereof between Parent and the Company.

                  "Patents" means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Performance Warrant" means the Performance Warrant granted by the Company to Purchaser in the form of Exhibit C.

                  "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

                  "Preferred Shares" has the meaning set forth in Section 3.2.

                  "Pro Rata Share" has the meaning set forth in Section 5.8.

                  "Property" means any real, personal or mixed property, whether tangible or intangible.

                  "Purchaser" means Hewlett-Packard Europe B.V., a corporation organized under the laws of The Netherlands.

                  "Purchase Price" has the meaning set forth in Section 1.2.

                  "Real Property" means all real property that is owned or used by the Company or any Company Subsidiary or that is reflected as an asset of the Company or any Company Subsidiary on the Balance Sheet .

                  "Registration Rights Agreement" means a registration rights agreement, substantially in the form attached hereto as Exhibit A, by and between the Company and Purchaser.

                  "Securities Act" means the Securities Act of 1933.

                  "SEC" means the U.S. Securities and Exchange Commission.

                  "Shareholders' Agreement" means a shareholders agreement entered into as of the date hereof by and among the Company, Gemini Systems Corporation N.V., a company organized under the laws of The Netherlands Antilles, Toscal N.V., a company organized under the laws of The Netherlands Antilles, OZF Ltd., a company organized under the laws of the British Virgin Islands, Visionvest Corporation N.V., a company organized under the laws of The Netherlands Antilles, Walthroup Corporation N.V., a company organized under the laws of The Netherlands Antilles, S-C Indigo CV, a limited partnership organized under the laws of The Netherlands, and Purchaser.

                  "Sub" has the meaning set forth in the preamble hereto.

                  "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

                  "Supervisory Board" means the Supervisory Board of the Company.

                  "Tax" or "Taxes" means all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

                  "Tiger Core Technology" has the meaning set forth in the Jericho Codevelopment Agreement.

                  "Trademarks" means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

                  "Trade Secrets" means all categories of trade secrets as defined in the Uniform Trade Secrets Act including business information.

                  "Transactions" means all the transactions provided for or contemplated by this Agreement.

                  "Voting Debt" means indebtedness having general voting rights and debt convertible into securities having such rights.

                  "Warrants" means the Acquisition Warrant and the Performance Warrant.

                  Section 8.2  INTERPRETATION.

                           (a)      When a reference is made in this Agreement
to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise clearly indicated to the contrary.

                           (b)      Whenever the words "include," "includes" or
"includ ing" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                           (c)      The words "hereof," "herein" and "herewith"
and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                           (d)      The meaning assigned to each term defined
herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                           (e)      A reference to any party to this Agreement
or any other agreement or document shall include such party's successors and permitted assigns.

                           (f)      A reference to any legislation or to any
provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                           (g)      "$" indicates U.S. dollars, and when a U.S.
dollar amount indicated as a threshold herein, such amount shall include the U.S. dollar equivalent as of the date hereof of such amounts that are within or responsive to the subject matter referenced by the threshold but are denominated in non-U.S. currencies.

                           (h)      The parties have participated jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  Section 9.1 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. Each of the covenants, representations and warranties of the Company in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force until the second anniversary thereof; PROVIDED that the representations and warranties set forth in Sections 3.1 to 3.5 shall continue in force indefinitely, the representations and warranties set forth in Sections 3.10 and
3.16 shall survive until the later of the second anniversary of the Closing Date and the expiration of any applicable statute of limitations; and the representations and warranties set forth in Section 3.17 shall survive until the fifth anniversary of the Closing.

                  Section 9.2 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.

                  Section 9.3 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

                  Section 9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Purchaser, to:

                           Hewlett-Packard Company
                           (IF BY MAIL)
                           P.O. Box 15, MS 310
                           Boise, ID 83707

                           (IF BY OTHER THAN MAIL)
                           11311 Chinden Boulevard, MS 310
                           Boise, ID 83714
                           Attention: Neal Martini
                           Telephone: 208-396-7808
                           Telecopy: 208-396-7686

                           with a copy to

                           Hewlett-Packard Company
                           3000 Hanover Street, MS20-BT
                           Palo Alto, California 94304
                           Attention: Corporate Development Portfolio Manager
                           Telephone: 650-857-1501
                           Telecopy: 650-852-8342

                           and to

                           Hewlett-Packard Company
                           3000 Hanover Street, MS20-BQ
                           Palo Alto, California 94304
                           Attention: General Counsel
                           Telephone: 650-857-1501
                           Telecopy: 650-857-4392

                           and to

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           525 University Avenue
                           Palo Alto, California 94306
                           Attention: Kenton J. King
                           Telephone: 650-470-4500
                           Telecopy: 650-470-4570

if to the Company, to:

                           Indigo N.V.
                           5 Limburglaan
                           6221 SH Maastricht
                           The Netherlands
                           Attention: Legal Department
                           Telephone: 31-43-356-5656
                           Telecopy: 31-43-356-5600

                           with a copy to:

                           Indigo N.V.
                           P.O. Box 150
                           Kiryat Weizmann
                           Rehovot 76101, Israel
                           Attention: General Counsel
                           Telephone: 972-8938-1818
                           Telecopy:  972-8938-1333

                           and to

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, NY 10017
                           Attention: Dennis J. Friedman
                           Telephone: 212-351-3900
                           Telecopy: 212-351-4035.

                  Section 9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

                  Section 9.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

                  Section 9.7 SEVERABILITY. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  Section 9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                  Section 9.9 ENFORCEMENT; VENUE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal or state court sitting in the State of Delaware.

                  Section 9.10 TIME OF ESSENCE. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  Section 9.11 EXTENSION; WAIVER. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                  Section 9.12 ELECTION OF REMEDIES. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

                  Section 9.13 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Parent (disregarding for the purpose of determining such ownership any capital stock or other interest owned by any other Person for the purpose of complying with the corporate governance laws of any jurisdiction or securities exchange or market or for tax planning purposes). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.




                                   By: /s/ Robert P. Wayman
                                      ----------------------------------------
                                       Name: Robert P. Wayman
                                       Title: Managing Director

                                   INDIGO N.V.


                                   By: /s/ Benzion Landa
                                      ----------------------------------------
                                       Name: Benzion Landa
                                       Title: Chairman and Chief
                                              Executive Officer














                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

The schedules to the Stock Purchase Agreement, dated as of September 17, 2000, by and between Hewlett-Packard Europe B.V. and Indigo N.V., have been omitted. A copy of such Schedules will be furnished supplementally to the Securities and Exchange Commission upon request.